Exhibit 16.1

Sweeney, Gates & Co.
Certified Public Accountants and Consultants

March 21, 2008

Securities and Exchange Commission

100F Street , N.E.

Washington, D.C. 20549

Re:

File No. 3530

Gel Tech Solutions, Inc.

Ladies and Gentlemen:

We have read the statements that we understand Gel Tech Solutions, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements under made under Item 4.

Yours truly,

Sweeney, Gates & Co.

Coral Ridge Financial Center

2419 East Commercial Blvd., Suite 303, Fort Lauderdale, FL 33308

Telephone: (954) 202-9902   Facsimile: (954) 202-9903